Exhibit 23.1

Stan J.H. Lee, CPA

2160 North Central Rd Suite 203 t Fort Lee t NJ 07024

P.O. Box 436402t San Ysidrot CA 92143-9402

619-623-7799 t Fax 619-564-3408 t stan2u@gmail.com

To Whom It May Concern:

The firm of Stan J.H. Lee, Certified Public Accountants, consents to the inclusion of our report of February 21, 2011, on the audited financial statements of   Nevada Health Scan Inc. as of September  30, 2010 and for the period from June 25, 2010 ( inception) to September 30, 2010 in Form 10-12G/A  Amendment No 2 that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Stan J.H. Lee, CPA

Stan J.H. Lee, CPA

February 21, 2011

Registered with the Public Company Accounting Oversight Board

Member of New Jersey Society of Certified Public Accountants